ALLSTATE LIFE INSURANCE COMPANY
                          Law & Regulation Department
                             2920 South 84th Street
                             Lincoln, NE 68506-4142
                        Direct Dial Number 402 975-6368
                             Facsimile 775 514-4737
                           E-Mail jfis6@allstate.com


JAN FISCHER-WADE
SENIOR ATTORNEY

August 5, 2016

BY EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:        Allstate Life Insurance Company
           File No. 333-2000095
           CIK No.  0000352736
           ACCESSION NUMBER: 0000839759-16-000262


Commissioners:

On behalf of the Registrant, I hereby request withdrawal of the referenced Registration Statement on Form 424B3 ("Registration Statement") as filed with the Securities and Exchange Commission ("Commission") on August 5, 2016. I am requesting withdrawal because Registrant inadvertently filed two duplicate filings.

For the foregoing reason, I respectfully request that the Commission grant this request for withdrawal. The cooperation of the Commission staff is greatly appreciated in this matter.

Please direct any question or comment to me at the number above.

                                                     Very truly yours,

                                                     /s/ Jan Fischer-Wade
                                                     --------------------
                                                     Jan Fischer-wade